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                                                           OMB APPROVAL
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------                                              OMB Number:       3235-0287
FORM 4                                              Expires:  December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
    (Print or Type
    Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Zell          Samuel                          Anixter International Inc. (AXE)              to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------     X Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for       ---              ---
                                                  Number of Reporting        Month/Year           X Officer (give    Other (Specify
    Two North Riverside Plaza                     Person (Voluntary)        August 2000          ---        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original           Chairman of the Board
    Chicago       IL                60606                                    (Month/Year)              ------------------------
---------------------------------------------
 (City)           (State)           (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                                          (Check Applicable Line)
                                                                                                  Form filed by One Reporting Person
                                                                                                --
                                                                                                 X Form filed by More than One
                                                                                                ---   Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
   (Instr. 3)                      action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, par value $1.00  06/21/2000 J(1)    V      285,000    A        (1)          285,000             (1)            (1)
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Common Stock, par value $1.00     N/A             V     No Change                          81,334              D             (2)
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Common Stock, par value $1.00  08/04/2000 J(3)           193,766    D      $23.8660     4,647,147              I             (4)
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Common Stock, par value $1.00  08/04/2000 J(3)            81,637    D      $23.8660          0                 I             (5)
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
Reminder: Report on a separate line for each class of                     (Over)
securities beneficially owned directly or indirectly.                Page 1 of 3
                                                                 SEC 1474(12-01)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-   3. Trans-  4. Trans-     5. Number of       6. Date Exer-   7. Title and Amount   8. Price
   Security                sion or      action     action        Derivative         cisable and     of Underlying         of
   (Instr. 3)              Exercise     Date       Code          Securities Ac-     Expiration      Securities            Deriv-
                           Price of     (Month/    (Instr. 8)    quired (A) or      Date            (Instr. 3 and 4)      ative
                           Deriv-       Day/                     Disposed of (D)    (Month/Day/                           Secur-
                           ative        Year)                    (Instr. 3, 4,      Year)                                 ity
                           Security                              and 5)                                                   (Instr. 5)
                                                                                  -----------------------------------
                                                                                   Date    Expira-            Amount or
                                                    --------------------------     Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)        cisable Date               Shares

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Stock Option (right to                                          No               02/08/   02/08/    Common   75,000       (2)
buy)                       $19.625      N/A                     Change           2000     2006      Stock
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
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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                                75,000                    D
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Explanation of Responses:

(1) These securities are owned directly by Samstock/SZRT, L.L.C., which may be deemed a member of a "group" with Samuel Zell,
    Samstock/SIT, L.L.C. and Samstock, L.L.C. for purposes of Section 13(d) of the Exchange Act, and indirectly by Samuel Zell as trustee and sole beneficiary of the Samuel Zell Revocable Trust, which owns 100% of Samstock/SZRT, L.L.C. The shares were acquired through a pro-rata distribution of shares from SZRL. Investments to the Samuel Zell Revocable Trust, followed by an immediate contribution to Samstock/SZRT, L.L.C.
(2) These securities are owned directly by Samuel Zell.
(3) Shares transferred to third parties by Samstock, L.L.C. and Samstock/SIT, L.L.C.
(4) These securities are owned indirectly by Samuel Zell as beneficiary of the Sam Investment Trust, which owns 100% of
    Samstock/SIT, L.L.C., which directly owns the securities. Mr. Zell and members of his family are the beneficiaries of the
    Sam Investment Trust.
(5) These securities were owned indirectly by Samuel Zell, as trustee and beneficiary of the Samuel Zell Revocable Trust, which owns 100% of Zell General Partnership, Inc., an Illinois corporation, which is the managing member of SZ Investments, L.L.C., a Delaware limited liability company, which owns 100% of Samstock, L.L.C., a Delaware limited liability company, which directly owned the securities. The non-managing members of SZ Investments, L.L.C., are partnerships whose partners are trusts created for the benefit of Mr. Zell and members of his family.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.                                                                         /s/ Samuel Zell                   09/08/2000
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           -------------------------------  -------------
                                                                                      **Signature of Reporting Person      Date
                                                                                             Samuel Zell

Note: File three copies of this Form, one of which must be manually signed.                                            Page 2 of 3
      If space is insufficient, see Instruction 6 for procedure. Potential                                         SEC 1474 (12-01)
      persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                            JOINT FILER INFORMATION


NAME:                                Samstock/SZRT, L.L.C.

ADDRESS:                             2 North Riverside Plaza
                                     Chicago, IL 60606

DESIGNATED FILER:                    Samuel Zell

ISSUER & TICKER SYMBOL:              Anixter International Inc. (AXE)

DATE OF EVENT REQUIRING
STATEMENT:                           August 4, 2000

SIGNATURE                            By: /s/ DONALD J. LIEBENTRITT
                                        ---------------------------------------
                                     Name: Donald J. Liebentritt, Vice President
                                     For:  Samstock/SZRT, L.L.C.


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                                                                SEC 1472 (12/01)